THE ZWEIG TOTAL RETURN FUND, INC.

SUPPLEMENTARY PROXY INFORMATION

	The Annual Meeting of Shareholders of The
        Zweig Total Return Fund, Inc. was held on
        May 22, 2000.

	The meeting was held for the purpose of
        electing Charles H. Brunie and James B.
        Rogers, Jr. as Directors, to ratify
        PricewaterhouseCoopers LLP as the Fund's independent accountants for the year ending December 31, 2000 and to vote on a proposal to convert the Fund to an open-end investment company. The Fund's other Directors who continue in office are Elliot S. Jaffe, Alden C. Olson and Martin Zweig.

Directors/Independent Accountants
Votes For
Votes Against
Votes Withheld
Abstentions
Charles H. Brunie
76,544,990
N/A
1,565,116
N/A
James B. Rogers, Jr.
76,487,077
N/A
1,623,029
N/A
PricewaterhouseCoopers LLP
76,649,261
764,729
----
696,116

Proposal to convert to an open-end investment company:

Votes For
   Votes
 Against
   Votes Withheld
Abstentions/Broker       Non-Votes
8,754,221
26,752,906
    --
42,602,979